Exhibit 10(e)
AMENDMENT TO CREDIT AGREEMENT AND CONSENT
     This Amendment to Credit Agreement and Consent (this “Amendment”) is made and entered into as of May __, 2011 but effective as of February 28, 2011, by and between VIDEO DISPLAY CORPORATION, a Georgia corporation (“Parent”), LEXEL IMAGING SYSTEMS, INC. (“Lexel”), Z-AXIS, INC. (“Z-Axis”), TELTRON TECHNOLOGIES, INC. (“Teltron”) and AYDIN DISPLAYS, INC. (“Aydin” and together with Lexel, Z-Axis and Teltron, collectively, the “Subsidiaries”; and the Subsidiaries, together with Parent, collectively, the “Borrowers”) and RBC BANK (USA), as administrative agent (the “Agent”), and RBC BANK (USA), as a lender (“RBC”), and COMMUNITY & SOUTHERN BANK (“CSB”), as a lender (RBC and CSB, the “Lenders”);
W I T N E S S E T H:
     WHEREAS, the Borrowers, FOX INTERNATIONAL, LTD., INC. (“Fox”), the Agent and the “Lenders have made and entered into that certain Credit Agreement, dated as of December 23, 2010 (the “Original Credit Agreement” and, as amended hereby, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement);
     WHEREAS, pursuant to the Original Credit Agreement, the Agent and Lenders have extended to the Borrowers and Fox a credit facility consisting of (i) the Aggregate Revolving Loan Commitment in the original principal amount of up to $17,500,000, (ii) the Term Loan A Commitment in the original principal amount of up to $3,500,000, and (iii) the Term Loan B Commitment in the original principal amount of up to $3,000,000;
     WHEREAS, Ronald D. Ordway (the “Guarantor”) has guaranteed a portion of the Borrowers’ Obligations pursuant to that certain Amended and Restated Unconditional Limited Guaranty Agreement, dated as of December 23, 2010, from the Guarantor in favor of the Agent and the Lenders (as such guaranty is amended, modified supplemented or restated from time to time, the “Guaranty”);
     WHEREAS, pursuant to a Stock Purchase Agreement, dated as of March 1, 2011, between the Parent and FI ACQUISITION LLC (the “Intermediate Purchaser”) (the “Stock Purchase Agreement”), the Parent will sale and transfer of all of the issued and outstanding stock of Fox owned by the Parent (the “Fox Stock Transfer”) to the Intermediate Purchaser; and
     WHEREAS, pursuant to an Asset Purchase Agreement, dated as of March 1, 2011, between the Intermediate Purchaser, Fox and FOX INTERNATIONAL CORPORATION, a Georgia corporation (“New Fox”) (the “Asset Purchase Agreement”), Fox will sale and transfer all or substantially all of its assets to New Fox, other than Fox’s real property in Cuyahoga County, Ohio (the “Fox Real Property”), and New Fox will assume substantially all of the liabilities of Fox (the “New Fox Asset Transfer”); and
     WHEREAS, Fox will sale and transfer the Fox Real Property to SOUTHEASTERN METRO SAVINGS LLC (“Southeastern”) pursuant to an Agreement for Purchase and Sale of

Real Estate, dated as of March 1, 2011, between Fox and Southeastern (the “Real Estate Purchase Agreement”) and related Limited Warranty Deed, dated as of March 1, 2011, from Fox to Southeastern (the “Southeastern Real Property Transfer”), which Fox Real Property Transfer shall be subject to the Mortgage on the Fox Real Property; and
     WHEREAS, in connection with the Fox Stock Transfer, the New Fox Asset Transfer and the Southeastern Real Property Transfer, Borrowers desire to (i) obtain the release of Fox from its liability for the Obligations and for its Collateral pledged to secure the same, except that the Mortgage on Fox’s property shall remain in effect to secure the Obligations, and (ii) pay down and permanently reduce the Aggregate Revolving Loan Commitment;
     WHEREAS, certain Defaults and Events of Default have also occurred and are continuing under certain provisions of the Original Credit Agreement;
     WHEREAS, the Borrowers have asked the Agent and the Lenders to consent to the Fox Stock Transfer, the New Fox Asset Transfer and the Southeastern Real Property Transfer and to waive such continuing Defaults and Events of Default, and the Agent and the Lenders are willing to agree to the same on the terms and conditions set forth herein;
     WHEREAS, the Borrowers also desire to amend certain provisions of the Credit Agreement, and the Agent and the Lenders are willing to agree to the same on the terms and conditions set forth herein;
     NOW THEREFORE, for and in consideration of the foregoing and for ten dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1.
Amendments to Credit Agreement
     Section 1.1 Definition Amendments. The following definitions in Section 1.1 of the Credit Agreement are hereby amended in their entirety to read as follows:
“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of all Lenders, which shall initially be in the amount of (i) Fifteen Million and 00/100 Dollars ($15,000,000).
“EBITDA” means, as of any date of calculation, calculated on a consolidated basis for Borrowers and in accordance with GAAP, net income from continuing operations (excluding extraordinary gains or losses), plus interest expense, plus income tax expense, plus depreciation and amortization, each for the Applicable Fiscal Period.
“Fixed Charge Coverage Ratio” means, as of any date of calculation, calculated on a consolidated basis for Borrowers in accordance with GAAP, the sum of (i) EBITDA, plus lease and rent expense associated with continuing operations, less cash income taxes, less any dividends and distributions, each for the Applicable Fiscal Period, divided by (ii) the sum of lease and rent expense associated with continuing operations, plus the current maturities of long term debt (excluding current maturities of long term debt resulting from the maturity of the Revolving Loan and required reductions in the Revolving Loan Commitments, and excluding that portion of the current maturities of long term debt resulting from balloon payments in excess of scheduled principal amortizations due to the maturity of amortizing term debt), plus interest expense associated with continuing operations, each for the Applicable Fiscal Period.
     Section 1.2 Amendment. Section 6.15(c) of the Credit Agreement is hereby amended in its entirety to read as follows:
(c) Senior Funded Debt to EBITDA Ratio. The Borrowers shall maintain, on a consolidated basis, a Senior Funded Debt to EBITDA Ratio of not more than (i) 3.75 to 1.00 for each fiscal quarter end through November 29, 2011, (ii) 3.50 to 1.00 for each fiscal quarter end from November 30, 2011 through February 27, 2012, and (iii) 3.00 to 1.00 for each fiscal quarter end on and after February 28, 2012.
     Section 1.3 Amendment. Section 8.01 of the Credit Agreement is hereby amended as follows: the “.” at the end of clause (l) is deleted and replace with “; or” and the following new clauses (m) (n) and (o) are hereby added at the conclusion of Section 8.01 to read in their entirety as follows:
(m) any of the Borrowers shall be deemed to have any liability or obligations in respect of the obligations and liabilities of any of FOX INTERNATIONAL, LTD., INC., FI ACQUISITION LLC, FOX INTERNATIONAL CORPORATION, or SOUTHEASTERN METRO SAVINGS LLC(“Southeastern”); or
(n) The Parent shall fail to provide to the Agent and the Lenders, by May 31, 2011, with the Parent’s audited financial statements for its fiscal year ending February 28, 2011, including the unqualified audit opinion of Parent’s independent certified public accountants, which financial statements and unqualified audit opinion shall show Fox and its operations as “discontinued operations” and which financial statements and unqualified audit opinion shall be in form and substance satisfactory to the Agent and the Lenders.;
(o) Southeastern shall fail to provide to the Agent and the Lenders, by June 15, 2011, with evidence that the property transferred by Fox to Southeastern in Cuyahoga County, Ohio is insured to the satisfaction of the Agent and Lenders, with the Agent and the Lenders shown as a mortgagee and additional insured and loss payee on such insurance policy, with 30 days notice of cancellation.

     Section 1.4 Amendment. Notwithstanding anything to the contrary in the Credit Agreement and the other Loan Documents, Fox shall no longer be deemed a Subsidiary of Parent (nor shall the Intermediate Purchaser, New Fox and Southeastern), and no Loan proceeds shall be advanced by any Borrower to Fox, the Intermediate Purchaser, New Fox and/or Southeastern (unless such the same constitutes an Investment permitted under Section 7.02 of the Credit Agreement).
     Section 1.5 Schedule. Schedule 2.01 to the Credit Agreement is hereby amended in its entirety to read in the form attached hereto as Schedule 2.01.
     Section 1.6 Schedule. Schedule 5.13 to the Credit Agreement is hereby amended in its entirety to read in the form attached hereto as Schedule 5.13.
ARTICLE 2.
Consent to Fox Sale
     Section 2.1 Consent. Notwithstanding anything to the contrary herein, but subject to satisfaction of the conditions specified hereinafter in Article 6 hereof, the Agent and the Lenders hereby (i) consent to the Fox Stock Transfer to the Intermediate Purchaser pursuant to the terms of the Stock Purchase Agreement, (ii) consent to the New Fox Asset Transfer to New Fox pursuant to the terms of the Asset Purchase Agreement, (iii) consent to the Southeastern Real Estate Transfer to Southeastern pursuant to the terms of the Real Estate Purchase Contract, and (iv) agree that the consummation of the Fox Stock Transfer, the New Fox Asset Transfer and the Southeastern Real Estate Transfer, pursuant to the terms of the Stock Purchase Agreement, the Asset Purchase Agreement and the Real Estate Purchase Contract, respectively, shall not constitute a Default or Event of Default under the Credit Agreement and any of the other Loan Documents.
     Section 2.2 Prepayment. Upon satisfaction of the conditions specified hereinafter in Article 6 hereof, notwithstanding anything to the contrary in Section 2.03 of the Credit Agreement, the Borrowers shall not be obligated to make prepayment of the Loans in excess of a $250,000 repayment of the Revolving Loan (and related $2,500,000 reduction in the Aggregate Revolving Loan Commitment); provided the $3,272,000 in Parent stock received by Parent from the Intermediate Purchaser shall be held in treasury by Parent.
     Section 2.3 Modification of Credit Agreement and Loan Documents. Upon satisfaction of the conditions specified hereinafter in Article 6 hereof, Fox shall no longer be deemed (and New Fox, the Intermediate Purchaser and Southeastern) shall not be deemed) a “Borrower” for purposes of the Credit Agreement, the Notes and the other Loan Documents and shall be released from its obligations under the Credit Agreement, the Notes and the other Loan Documents; provided, however, that (i) Fox and Southeastern, as the assignee of Fox, shall not be released from the Mortgage originally executed by Fox in favor of the Agent and Lenders on its facility in Cuyahoga County, Ohio (the “Fox Mortgage”), and (ii) Southeastern shall assume Fox’s obligations under the Fox Mortgage pursuant to an assignment and assumption agreement in form and substance satisfactory to the Agent and the Lenders (the “Fox Mortgage Assumption”).

ARTICLE 3.
Acknowledgment of Defaults
     Section 3.1 Acknowledgment of Default. Events of Default (the “Existing Defaults”) have occurred under Section 8.01(b) the Credit Agreement as a result of the Borrowers’ failure to comply with (i) Section 6.15(a) of the Credit Agreement (Fixed Charge Coverage Ratio) and (ii) Section 6.15(c) of the Credit Agreement (Senior Funded Debt to EBITDA Ratio) for the fiscal quarter ending February 28, 2011.
     Section 3.2 Acknowledgments. The execution, delivery and performance of this Amendment by the Agent and the Lenders and the acceptance by the Agent and the Lenders of performance of each of the Borrowers and the Guarantor hereunder and under the other Loan Documents executed and delivered in connection herewith (a) shall not constitute a waiver or release by the Agent and the Lenders of any Default or Event of Default that may now or hereafter exist under the Loan Documents, except for the waiver of the Existing Defaults to the extent provided herein, (b) shall not constitute a novation of the Loan Documents, as it is the intent of the parties to modify the Loan Documents as expressly set out herein, and (c) except as expressly provided in this Amendment, shall be without prejudice to, and is not a waiver or release of, the Agent’s and the Lenders’ rights at any time in the future to exercise any and all rights conferred upon the Agent and the Lenders by the Loan Documents or otherwise at law or in equity, including but not limited to the right to institute foreclosure proceedings against the Collateral and/or institute collection, foreclosure or arbitration proceedings against the Borrowers and/or the Guarantor and/or to exercise any right against any other Person not a party to this Amendment.
ARTICLE 4.
Waivers
     Section 4.1 Waiver Covenant. Upon satisfaction of the conditions specified hereinafter in Article 6, the Agent and the Lenders shall waive the Existing Defaults and shall not because of the Existing Defaults,
     3.1.1 accelerate any of the Loans or demand accelerated payment of the same;
     3.1.2 require the payment of interest at the Default Rate set forth in the Loan Documents; or
     3.1.3 exercise any other remedies under the Credit Agreement or under the other Loan Documents.
     The Agent’s and the Lenders’ waiver of the Existing Defaults from such actions, subject to the terms and conditions of this Amendment, is herein referred to as the “Waiver Covenant”. The effectiveness of each term of the Waiver Covenant is expressly conditioned on the strict satisfaction of each and every condition set forth in Article 6 of this Amendment. The Waiver Covenant applies solely to the Existing Defaults and to no other Defaults or Events of Default, whether now existing or hereinafter arising and whether now known to the Bank or the Borrowers and/or the Guarantor.
     Section 4.2 Continued Compliance With the Loan Documents. Notwithstanding this Amendment, each of Borrowers and Guarantor shall continue to perform and comply strictly with each and every provision of the Loan Documents (as modified hereby), except for the Existing Defaults, which are being waived by the Agent and the Lenders pursuant to this Amendment (but only upon strict satisfaction of the conditions set forth in Article 6 hereof).
ARTICLE 5.
Release; Waivers by Borrowers and Guarantor
     Section 5.1 Release. In consideration of the accommodations and concessions made by the Bank pursuant to this Amendment, each of the Borrowers and Guarantor does hereby irrevocably remise, release, acquit, satisfy and forever discharge each of the Agent and the Lenders, and their respective successors and assigns, all of their respective affiliates and subsidiaries, past, present and future, and all of their respective shareholders, officers, directors, employees, agents, attorneys, representatives and participants, from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, claims, executions, counterclaims, demands and causes of action of any nature or type whatsoever, whether at law or in equity, whether known or unknown, either now accrued or hereafter maturing, which it now has or hereafter can, shall or may have by reason of any matter, claim or action arising through the date hereof out of or relating to the administration, funding or existence of the Obligations and/or the Loan Documents.
     Section 5.2 Waivers. Each of the Borrowers and the Guarantor acknowledges and agrees that each of the Agent and the Lenders has all rights and remedies of a “secured party” under the UCC and all rights and remedies provided by applicable law. Each of the Borrowers and the Guarantor waives any additional right to notice of any Default or Event of Default or opportunity to cure any Default or Event of Default. Notwithstanding anything to the contrary in the Credit Agreement, any security agreement, any guaranty agreement or any other Loan Document to which it is a party, each of the Borrowers and the Guarantor hereby irrevocably waives (i) any right to notification required under UCC Section 11-9-611 of the disposition of any “Collateral” (as defined in the Credit Agreement and as defined in any other Loan Document) or any other collateral in which the Borrowers or the Guarantor has granted (or may hereafter grant) the Bank a Lien, (ii) any right to redeem, under UCC Section 11-9-623, any “Collateral” (as defined in the Credit Agreement and as defined in any other Loan Document) or any other collateral in which the Borrowers or the Guarantor has granted (or may hereafter grant) the Agent and/or the Lenders a Lien, and (iii) any other right which the Borrowers and the Guarantor may waive under the UCC (whether before or after default). Any notice required to be given by the Agent and/or the Lenders to the Borrowers and/or the Guarantor (which may not otherwise be waived under the UCC), may be given by the Agent and the Lenders in the shortest time period permitted by the UCC, notwithstanding any provision of the Loan Documents requiring a longer notice period; where “reasonable” notice is required under the UCC and cannot be waived, 10 days’ notice shall be deemed “reasonable” notice for purposes of the Credit

Agreement and each other Loan Document (except for circumstances described in UCC Section 11-9-611(d)).
     Section 5.3 Waiver of Trial by Jury. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     Section 5.4 Relief From Stay. (a) In entering into this Amendment, each of the Borrowers, the Guarantor, the Agent and the Lenders hereby stipulate, acknowledge and agree that each of the Agent and the Lenders gave up valuable rights and agreed to forbear from exercising legal remedies available to it in exchange for the promises, representations, acknowledgments and warranties of each of the Borrowers and the Guarantor as contained herein, and that each of the Agent and the Lenders would not have entered into this Amendment but for such promises, representations, acknowledgments, agreements, and warranties, all of which have been accepted by the Agent and the Lenders in good faith, the breach of which by the Borrowers and/or the Guarantor in any way, at any time, now or in the future, would admittedly and confessedly constitute cause for dismissal of any such bankruptcy petition pursuant to 11 U.S.C. § 1112(b).
(b) As additional consideration for the Bank agreeing to forbear from immediately enforcing its rights and remedies under this Amendment and in the Loan Documents, including but not limited to the institution of foreclosure proceedings, each of the Borrowers and the Guarantor agrees that in the event a bankruptcy petition under any Chapter of the Bankruptcy Code (11 U.S.C. §101, et seq.) is filed by or against the Borrowers and/or the Guarantor at any time after the execution of this Amendment, each of the Agent and the Lenders shall be entitled to the immediate entry of an order from the appropriate bankruptcy court granting the Agent and the Lenders complete relief from the automatic stay imposed by §362 of the Bankruptcy Code (11 U.S.C. §362) to exercise its foreclosure and other rights, including but not limited to obtaining a foreclosure judgment and foreclosure sale, upon the filing with the appropriate court of a motion for relief from the automatic stay with a copy of this Amendment attached thereto. Each of the Borrowers and the Guarantor specifically agrees (i) that upon filing a motion for relief from the automatic stay, each of the Agent and the Lenders shall be entitled to relief from the stay without the necessity of an evidentiary hearing and without the necessity or requirement of the Agent and the Lenders to establish or prove the value of the Collateral, the lack of adequate protection of its interest in the Collateral, or the lack of equity in the Collateral; (ii) that the lifting of the automatic stay hereunder by the appropriate bankruptcy court shall be deemed to be “for cause” pursuant to §362(d)(1) of the Bankruptcy Code (11 U.S.C. §362(d)(1)); (iii) that it will not directly or indirectly oppose or otherwise defend against the Agent’s and/or the Lenders’ efforts to gain relief from the automatic stay, and (iv) each of the Agent and the Lenders shall be entitled to recover from the Borrowers and the Guarantor all of the Agent’s and the Lenders’ costs and expenses (including the Bank’s attorneys fees) incurred in connection with any bankruptcy or insolvency proceeding of any of them. This provision is not intended to preclude the Borrowers or the Guarantor from filing for protection under any Chapter of the Bankruptcy Code. The remedies prescribed in this paragraph are not exclusive and shall not limit the Agent’s and the Lenders’ rights under the Credit Agreement or under any other Loan Document or under any law.
(c) All of the above terms and conditions have been freely bargained for and are all supported by reasonable and adequate consideration and the provisions herein are material inducements for the Agent and the Lenders entering into this Amendment.
ARTICLE 6.
Conditions to Effectiveness
     Section 6.1 Conditions. The amendments to the Credit Agreement set forth in this Amendment, the Consent and the Waiver Covenant, shall become effective as of February 28, 2011 (the “Effective Date”) after all of the conditions set forth in this Article hereof shall have been satisfied to Agent’s and Lenders’ sole discretion.
     Section 6.2 Execution of Amendment. The Borrowers shall have executed and delivered this Amendment.
     Section 6.3 Execution of Amendments to Revolving Notes. The Borrowers shall have executed and delivered amendments to each of the Revolving Notes, which amendments shall be in form and substance satisfactory to the Agent and the Lenders.
     Section 6.4 Confirmation of Ordway Guaranty. Guarantor shall have executed and delivered a confirmation of his Guaranty agreement and other Loan Documents executed by him in favor of the Agent and the Lenders, which confirmation shall be in form and substance satisfactory to the Agent and the Lenders.
     Section 6.5 Borrowers’ and Guarantor’s Counsel’s Opinion. The Agent and the Lenders shall have received the approving legal opinion of counsel to the Borrowers and Guarantor, in form and substance satisfactory to the Agent and the Lenders.
     Section 6.6 Representations and Warranties. (a) As of the Effective Date, the representations and warranties set forth in the Credit Agreement, and the representations and warranties set forth in each of the Loan Documents, shall be true and correct in all material respects; (b) as of the Effective Date, no Defaults or Events of Default shall have occurred and be continuing, other than the Existing Defaults that are the subject of the Waiver Covenant; (c) the Bank shall have received from the Borrower a certificate dated the Effective Date, certifying the matters set forth in subsections (a) and (b) of this Section, which certificate shall be in form and substance satisfactory to the Bank.

     Section 6.7 Fox Stock Transfer. Borrowers and the Intermediate Purchase shall have effected the Fox Stock Transfer pursuant to the Stock Purchase Agreement, which agreement, and the other documents in connection with the Fox Stock Transfer, shall be in form and substance satisfactory to the Agent and the Lenders. Parent shall have received cash in the amount of at least $250,000 and 800,000 shares of stock of the Parent with a value of not less than $3,272,000 (which shall be held in treasury by Parent as described herein).
     Section 6.8 New Fox Asset Transfer. Fox and New Fox shall have effected the New Fox Asset Transfer pursuant to the Asset Purchase Agreement, between the Intermediate Purchase, Fox and New Fox, which agreement, and the other documents in connection with New Fox Asset Transfer, shall be in form and substance satisfactory to the Agent and the Lenders.
     Section 6.9 Southeastern Real Estate Transfer; Fox Mortgage Assumption. The Fox and Southeastern shall have effected the Southeastern Real Estate Transfer pursuant to the Real Estate Purchase Contract and a related Limited Warranty Deed, dated as of March 1, 2011, from Fox to Southeastern, which agreement, and the other documents in connection with Southeastern Real Estate Transfer (including, without limitation, the Fox Mortgage Assumption), shall be in form and substance satisfactory to the Agent and the Lenders.
     Section 6.10 Fox Release. The Intermediate Purchaser, Fox, Southeastern and New Fox shall have executed a mutual release agreement with the Agent and the Lenders, in form and substance satisfactory to the Agent and the Lenders.
     Section 6.11 Revolving Loan Paydown. The Borrowers shall have paid to the Agent (for distribution to the Lenders in accordance with their Applicable Percentages) at least $250,000 for application the outstanding principal balance of the Revolving Loans.
     Section 6.12 Waiver Fee. The Borrowers shall have paid to the Agent (for distribution to the Lenders in accordance with their Applicable Percentages) a waiver and amendment fee of $43,000, which fee has been fully earned by the Lenders and is non-refundable in its entirety.
     Section 6.13 Expenses. The Borrowers shall have paid all costs and expenses of the Agent and the Lenders in connection with the transactions contemplated hereby, including fees and expenses of the Agent’s and the Lenders’ counsel, title insurance premiums and expenses, recording costs, and any other out-of-pocket expenses of the Agent and the Lenders.
ARTICLE 7.
Miscellaneous
     Section 7.1 Entire Agreement; No Novation or Release. This Amendment, together with the Loan Documents, as in effect on the Effective Date, reflects the entire understanding with respect to the subject matter contained herein, and supersedes any prior agreements, whether written or oral. This Amendment is not intended to be, and shall not be deemed or construed to be, a satisfaction, novation or release of the Credit Agreement or any other Loan Document. Except as expressly amended hereby, all representations, warranties, terms, covenants and conditions of the Credit Agreement and the other Loan Documents shall remain unamended and unwaived and shall continue in full force and effect.
     Section 7.2 Fees and Expenses. All fees and expenses of the Agent and Lenders incurred in connection with the issuance, preparation and closing of the transactions contemplated hereby shall be payable by the Borrowers promptly upon the submission of the bill therefor. If the Borrowers shall fail to promptly pay such bill, the Agent and Lenders are authorized to pay such bill through an Advance of funds under the Revolving Facility or by debiting the Borrowers’ accounts with the Agent and Lenders to pay the same.
     Section 7.3 Choice of Law; Successors and Assigns. This Amendment shall be construed and enforced in accordance with and governed by the internal laws (as opposed to the conflicts of laws provisions) of the State of Georgia. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may be signed in multiple counterparts.

WITNESS the hand and seal of each of the undersigned as of the date first written above.

Agent: RBC BANK (USA), as Agent
By:
Name:
Title:

RBC: RBC BANK (USA), as a Lender
By:
Name:
Title:

CSB: COMMUNITY & SOUTHERN BANK, as a Lender
By:
Name:
Title:

BORROWERS: VIDEO DISPLAY CORPORATION
By:
Ronald D. Ordway, Chief Executive Officer

LEXEL IMAGING SYSTEMS, INC.
By:
Ronald D. Ordway, Chief Executive Officer

Z-AXIS, INC.
By:
Ronald D. Ordway, Chief Executive Officer

TELTRON TECHNOLOGIES, INC.
By:
Ronald D. Ordway, Chief Executive Officer

AYDIN DISPLAYS, INC.
By:
Ronald D. Ordway, Chief Executive Officer

The Undersigned has executed this Amendment for the purposes of making, and being bound by, the representations, warranties, covenants, waivers and releases applicable to the “Guarantor” herein.

RONALD D. ORDWAY

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Revolving Commitment	Applicable Percentage

RBC Bank (USA)	$9,000,000	60.00%
Community & Southern Bank	$6,000,000	40.00%
Total	$15,000,000	100.00%

Lender	Term Loan A Commitment*	Applicable Percentage

RBC Bank (USA)	$2,100,000	60.00%
Community & Southern Bank	$1,400,000	40.00%
Total	$3,500,000	100.00%

Lender	Term Loan B Commitment*	Applicable Percentage

RBC Bank (USA)	$1,800,000	60.00%
Community & Southern Bank	$1,200,000	40.00%
Total	$3,000,000	100.00%

*	Original Commitment; does not reflect any repayments to date.

SCHEDULE 5.13
SUBSIDIARIES
AND OTHER EQUITY INVESTMENTS
[AND EQUITY INTERESTS IN BORROWER]
Part (a).	Subsidiaries.

Part (b).	Other Equity Investments.

Part (c).	Owners of Equity Interests in each Borrower.